Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 06-XX

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports

Third Quarter Financial and Operational Results

$0.59 of FFO per Diluted Share Reported for Third Quarter 2006

$2.42 to $2.44 FFO per Diluted Share Now Expected for Full Year 2006

(As Adjusted to Exclude Impairment on Depreciable Assets,

Preferred Stock Redemption Charge, and Other Charges)

89.4% Occupancy – Up 360 bps Year-over-Year

4.8% Office GAAP Rent Increase

Raleigh, NC – November 2, 2006 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported financial and operational results for the third quarter and nine months ended September 30, 2006.

Ed Fritsch, President and CEO stated, “Third quarter results were strong with 89.4% total occupancy at September 30, 2006, up 130 basis points from June 30, 2006 and 360 basis points year over year. We continue to grow our development pipeline, breaking ground on a 263,000 square foot industrial building in Atlanta in September. Our total development pipeline is currently a healthy $418 million and is 49% pre-leased.”

“Subsequent to the close of the third quarter, we completed the sale of 95 acres of non-core land in Atlanta for gross proceeds of $22.5 million, resulting in a net gain of approximately $7.4 million, or $0.12 per share. This gain will be reflected in fourth quarter Funds from Operations (“FFO”). We now expect 2006 full-year FFO, as adjusted to exclude impairment on depreciable assets, preferred stock redemption charge and other charges, to be between $2.42 and $2.44 per diluted share, compared to our previous FFO guidance of $2.28 to $2.42 per diluted share.”

For the third quarter of 2006, the Company reported net income available for common stockholders of $4.8 million, or $0.09 per diluted share. Net income available for common stockholders for the third quarter of 2005 was $11.9 million, or $0.22 per diluted share.

For the nine months ended September 30, 2006, net income available for common stockholders was $14.6 million, or $0.26 per diluted share, compared to net income available for common stockholders of $29.1 million, or $0.54 per diluted share, for the nine months ended September 30, 2005. Net income for both the three and nine months ended September 30, 2005 was positively impacted by significantly higher gains on sales of properties recorded during those periods compared to the same periods of 2006.

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Highwoods Properties

FFO for the third quarter of 2006 was $32.8 million, or $0.53 per diluted share, compared to $29.0 million, or $0.48 per diluted share, for the third quarter of 2005. For the nine months ended September 30, 2006, FFO was $101.1 million, or $1.66 per diluted share, compared to FFO of $101.5 million, or $1.68 per diluted share for the first nine months of 2005.

FFO for these periods in both 2006 and 2005 included charges related to impairments on depreciable assets, preferred stock redemption charge and other charges, as noted in the table below:

	3 Months Ended 9/30/06			3 Months Ended 9/30/05
	(000)	Per Share		(000)	Per Share
FFO, as reported	$32,838	$0.53		$29,003	$0.48
Impairments on depreciable assets	2,600	0.04		4,415	0.07
Preferred stock redemption charge	0	0.00		4,272	0.07
Losses on debt extinguishments	724	0.01		323	0.01
Severance costs – Charlotte sale	0	0.00		254	0.00

FFO as adjusted to exclude these items	$36,162	$0.59	(1)	$38,267	$0.63

	9 Months Ended 9/30/06			9 Months Ended 9/30/05
	(000)	Per Share		(000)	Per Share
FFO, as reported	$101,145	$1.66		$101,532	$1.68
Impairments on depreciable assets	2,600	0.04		5,112	0.08
Preferred stock redemption charge	1,803	0.03		4,272	0.07
Losses on debt extinguishments	1,191	0.02		453	0.01
Severance costs – Charlotte sale	0	0.00		567	0.01

FFO as adjusted to exclude these items	$106,739	$1.76	(1)	$111,936	$1.85

(1)	Total per share amounts do not equal the sum of the individual items due to rounding.

Included in 2006 and 2005 third quarter and nine month net income were the following additional items:

	3 Months Ended 9/30/06			3 Months Ended 9/30/05
	(000)		Per Share	(000)	Per Share
Land sale gains, net of impairments	$2,103		$0.03	$4,740	$0.08
Lease termination income	$249		$0.00	$709	$0.01
Straight line rental income	$2,006		$0.03	$1,689	$0.03
Capitalized interest	$1,701		$0.03	$843	$0.01
Gain on sales of depreciable assets (1)	$3,712		$0.06	$16,146	$0.27

	9 Months Ended 9/30/06			9 Months Ended 9/30/05
	(000)		Per Share	(000)	Per Share
Land sale gains, net of impairments	$5,069		$0.08	$2,549	$0.04
Lease termination income	$2,438	(2)	$0.04	$5,726	$0.09
Straight line rental income	$6,191	(2)	$0.10	$5,857	$0.10
Capitalized interest	$3,232		$0.05	$2,159	$0.04
Gain on sales of depreciable assets (1)	$8,271		$0.14	$34,015	$0.56

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(1)	Gains on sales of depreciable assets are excluded in the calculation of FFO.

Highwoods Properties

(2)	Lease termination income in second quarter 2006 included $850,000 related to Harborview, a 20% owned consolidated joint venture. Straight line rental income was reduced by $295,000 to eliminate accrued straight line rent receivables from the same tenant that terminated its lease early. On a net basis after deducting our partner’s 80% share in these lease termination effects as financing obligation interest, the contribution to FFO in the nine months ended September 30, 2006 was $111,000, or less than $0.002 per share.

Third Quarter 2006 Operating Highlights

•	Second generation leasing activity in Highwoods’ portfolio was 1.4 million square feet, including 915,289 square feet of office space, 485,936 square feet of industrial space and 26,472 square feet of retail space.

•	Straight-line (GAAP) rental rates for signed office leases increased 4.8% from straight line rental rates under the previous leases, ahead of the Company’s 2006 expectations of flat to down 2%. Cash rents for office leases signed in the third quarter declined 4.2%, continuing a steadily improving trend from the first and second quarters of 2006 when cash rents for newly signed office leases declined 6.3% and 5.5%, respectively.

•	Office tenant improvements and leasing commissions for signed second generation leases as a percentage of term base rent (netting out free rent) were 10.6% compared to the five-quarter average of 11.7%. On a dollar per square foot basis, tenant improvements and leasing commissions were $11.08, in line with the Company’s 2006 expectations.

•	On August 9th, the Company announced that its $350 million, three-year unsecured revolving credit facility was syndicated with a group of 15 banks and upsized to $450 million. Interest on the new facility, which is scheduled to mature on May 1, 2009, was reduced from LIBOR plus 105 basis points to LIBOR plus 80 basis points.

•	Five single-story flex properties in Raleigh encompassing 292,000 square feet were sold for gross proceeds of $22.8 million and a gain of $2.8 million.

Mr. Fritsch added, “We continue to pursue our strategy of disposing of older, non-differentiating assets. For the first nine months of the year, we sold $177 million of properties at an average cap rate of 7.2% that were, on average, 19 years old. Since January 2005, the Company has sold $558 million of non-core, non-differentiating properties, using a portion of the proceeds to pay-off $381 million of high-coupon debt and preferred stock.”

“Our focus also remains on selling non-core land. From January 2005 through today, we have sold 345 acres in nine markets for gross proceeds of $58 million, contributing $0.26 to FFO per diluted share.”

2006 Development Activity

The Company’s current development pipeline, both wholly-owned and joint ventured, is now $418 million. Since January 1, 2006, the Company has commenced 12 new developments in nine markets representing $345 million of value-creating projects that are currently 45% pre-leased.

Mr. Fritsch noted, “Our development pipeline includes four fully-leased build-to-suit office projects, one of which is for the United States government. Since January 2005, we have commenced $420 million of development, already exceeding the high-end of our year-end 2007 goal of $300 million to $400 million of development starts.”

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Highwoods Properties

Funds from Operations Outlook

Based on year-to-date operational results, a land sale gain of approximately $7.4 million that closed in October 2006, and a preliminary review of fourth quarter operational activity, the Company now expects 2006 full-year FFO, as adjusted to exclude $0.10 per diluted share in the aggregate for impairment on depreciable assets, preferred stock redemption charge and other charges, to be between $2.42 and $2.44 per diluted share. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses, land sale gains, asset dispositions and acquisitions and development. This estimate also excludes any future impairment associated with operating property dispositions as well as any unusual or non-recurring credits or charges that may occur in the fourth quarter. Factors that could cause actual results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2005 Annual Report on Form 10-K.

SEC Update

The Company noted there has been no change in the status of the formal investigation by the SEC.

Supplemental Information

A copy of the Company’s third quarter 2006 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1521/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Friday, November 3, 2006 at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web and Pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 8305164.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

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Highwoods Properties

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units are redeemable on a one-for-one basis for shares of the Company’s common stock.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At September 30, 2006, the Company owned or had an interest in 414 in-service office, industrial and retail properties encompassing approximately 34.9 million square feet. Highwoods also owns 798 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2006 operational results and the related assumptions underlying our expected operational results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

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Highwoods Properties

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2005 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Rental and other revenues	$106,291	$100,051	$313,933	$300,970

Operating expenses:
Rental property and other expenses	40,086	37,005	114,592	105,456
Depreciation and amortization	29,056	27,666	86,565	84,350
Impairment of assets held for use	2,600	4,415	2,600	7,587
General and administrative	8,546	7,513	26,298	23,859

Total operating expenses	80,288	76,599	230,055	221,252

Interest expense:
Contractual	23,809	24,239	71,855	74,032
Amortization of deferred financing costs	557	823	1,883	2,508
Financing obligations	850	1,073	3,190	4,118

	25,216	26,135	76,928	80,658

Other income/(expense):
Interest and other income	1,189	2,119	4,336	5,453
Loss on debt extinguishments	—	(323)	(467)	(453)

	1,189	1,796	3,869	5,000

Income/(loss) before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	1,976	(887)	10,819	4,060

Gains on disposition of property	2,977	9,693	8,295	11,479
Minority interest	(292)	63	(1,272)	398
Equity in earnings of unconsolidated affiliates	1,342	2,060	5,349	6,964

Income from continuing operations	6,003	10,929	23,191	22,901
Discontinued operations:
Income from discontinued operations, net of minority interest	311	1,800	1,499	7,693
Net gains and (impairments) on sales of discontinued operations, net of minority interest	2,595	10,142	4,638	24,865

	2,906	11,942	6,137	32,558

Net income	8,909	22,871	29,328	55,459
Dividends on preferred stock	(4,113)	(6,699)	(12,950)	(22,125)
Excess of preferred stock redemption cost over carrying value	—	(4,272)	(1,803)	(4,272)

Net income available for common stockholders	$4,796	$11,900	$14,575	$29,062

Net income per common share - basic:
Income/(loss) from continuing operations	$0.04	$—	$0.16	$(0.07)
Income from discontinued operations	0.05	0.22	0.11	0.61

Net Income	$0.09	$0.22	$0.27	$0.54

Weighted average common shares outstanding - basic	54,470	53,768	54,069	53,725

Net Income per common share - diluted:
Income/(loss) from continuing operations	$0.04	$—	$0.15	$(0.07)
Income from discontinued operations	0.05	0.22	0.11	0.61

Net income	$0.09	$0.22	$0.26	$0.54

Weighted average common shares outstanding - diluted	61,457	53,768	60,786	53,725

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2006	December 31, 2005
Assets:
Real estate assets, at cost:
Land	$347,426	$341,509
Buildings and tenant improvements	2,567,469	2,510,968
Development in process	80,943	19,434
Land held for development	118,036	134,844
Furniture, fixtures and equipment	23,706	22,467

	3,137,580	3,029,222
Less-accumulated depreciation	(606,633)	(561,558)

Net real estate assets	2,530,947	2,467,664
Real estate and other assets, net, held for sale	46,952	187,770
Cash and cash equivalents	7,524	1,212
Restricted cash	2,138	16,223
Accounts receivable, net	21,759	24,201
Notes receivable, net	8,125	9,232
Accrued straight-line rents receivable, net	67,081	60,729
Investments in unconsolidated affiliates	61,795	69,247
Deferred financing and leasing costs, net	65,085	59,374
Prepaid expenses and other	16,300	13,326

Total Assets	$2,827,706	$2,908,978

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,461,105	$1,471,616
Accounts payable, accrued expenses and other liabilities	141,718	127,455
Financing obligations	36,098	34,154

Total Liabilities	1,638,921	1,633,225

Minority interest	84,252	94,134

Stockholders’ Equity:
Preferred stock	197,445	247,445
Common stock	556	540
Additional paid-in capital	1,442,759	1,419,683
Distributions in excess of net earnings	(534,546)	(479,901)
Accumulated other comprehensive loss	(1,681)	(2,212)
Deferred compensation	—	(3,936)

Total Stockholders’ Equity	1,104,533	1,181,619

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,827,706	$2,908,978

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Funds from operations:
Net income	$8,909	$22,871	$29,328	$55,459
Dividends to preferred stockholders	(4,113)	(6,699)	(12,950)	(22,125)
Excess of preferred stock redemption cost over carrying value	—	(4,272)	(1,803)	(4,272)

Net income applicable to common stockholders	4,796	11,900	14,575	29,062
Add/(deduct):
Depreciation and amortization of real estate assets	28,295	27,020	84,226	82,323
(Gain) on disposition of depreciable real estate assets	(874)	(4,953)	(3,226)	(5,758)
Minority interest from the Operating Partnership in income/(loss) from operations	175	(63)	826	(398)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	2,790	2,779	8,143	8,047
Discontinued operations:
Depreciation and amortization of real estate assets	221	2,276	1,090	12,986
(Gain) on sale	(2,838)	(11,193)	(5,045)	(28,257)
Minority interest from the Operating Partnership in income from discontinued operations	273	1,237	556	3,527

Funds from operations	$32,838	$29,003	$101,145	$101,532

Funds from operations per share - diluted:
Net income applicable to common shares	$0.09	$0.22	$0.26	$0.54
Add/(deduct):
Depreciation and amortization of real estate assets	0.46	0.44	1.39	1.36
(Gain) on disposition of depreciable real estate assets	(0.01)	(0.08)	(0.05)	(0.10)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.04	0.05	0.13	0.13
Discontinued operations:
Depreciation and amortization of real estate assets	—	0.04	0.02	0.22
(Gain) on sale	(0.05)	(0.19)	(0.09)	(0.47)

Funds from operations	$0.53	$0.48	$1.66	$1.68

Weighted average shares outstanding - diluted	61,457	60,486	60,786	60,358